Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON RECENT HIGHLIGHTS,

FINANCIAL RESULTS AND 2009 OUTLOOK

SAN DIEGO, CA – March 26, 2009 – Cardium Therapeutics (NYSE AMEX: CXM) today reported highlights and financial results for its fourth quarter and fiscal year ended December 31, 2008, and other important recent developments and outlook for 2009.

Recent Developments and 2009 Outlook

Cardium’s business is focused on the acquisition and strategic development of product opportunities or businesses having the potential to address significant unmet medical needs, and definable pathways to commercialization, partnering or other monetization. As our product opportunities and businesses are advanced and corresponding valuations established, we intend to consider various corporate development transactions designed to place our product candidates into larger organizations or with partners having existing commercialization, sales and marketing resources, and a need for innovative products. Such transactions could involve the sale, partnering or other monetization of particular product opportunities or businesses. In November 2008, Cardium reported that it was focusing principal near-term efforts on its InnerCool Therapies and Tissue Repair subsidiaries – both of which we believe are nearing completion of their strategic development programs initiated in 2006.

InnerCool Therapies completed its high-performance endovascular-based cooling system, RapidBlue™, and the system was cleared by the FDA in late 2008. InnerCool also developed a new class of targeted organ-specific cooling applications, including its UroCool™ pelvic cooling catheter system, which is designed to induce localized cooling during surgery for prostate cancer. An application for FDA 510(k) clearance of the UroCool™ system was submitted in the first quarter of 2009.

Tissue Repair Company successfully advanced its MATRIX Phase 2b clinical study, which is principally designed to evaluate the ability of Excellarate™ to promote rapid closure of previously non-healing diabetic foot ulcers, and to gather additional information regarding safety and clinical use. Enrollment in the MATRIX clinical study is expected to be completed and select top line data announced shortly. In keeping with Cardium’s business model, we expect to consider strategic partnering or other transactions designed to further advance these products to commercialization.

InnerCool Therapies

InnerCool was acquired by Cardium in 2006. As a result of Cardium’s efforts, InnerCool is now uniquely positioned with a portfolio of temperature modulation therapy products and products under development that include endovascular and surface-based systems (for cooling and warming) that are easy to use and address a wide range of care environments, such as emergency vehicles, emergency rooms and intensive care units, and in operating room settings such as in neurology, cardiac and urology surgeries. In addition, through Cardium’s investment, InnerCool’s product portfolio and pipeline of new and innovative future products are supported by a fully-integrated 29,000 square foot cGMP facility with R&D and manufacturing capabilities. InnerCool is also positioned to benefit from participation in cutting-edge research efforts with the potential to broaden the applicability of patient temperature modulation for advanced therapies.

Consistent with Cardium’s business strategy, the Company believes that InnerCool has reached a significant valuation inflection point within Cardium’s investment portfolio, and with the appropriate strategic positioning, best-in-class products and a pipeline of innovative product opportunities, Cardium intends to advance InnerCool’s therapeutic cooling and warming products into corresponding markets through the strategic sale of the business to a large and diversified medical device company or through various vertical partnering opportunities with established companies having existing sales and marketing organizations but with a continuing need for innovative, high-value content products. The Company believes this strategy is more cost-effective than building InnerCool into a fully integrated manufacturing, sales and marketing organization. Recent highlights and ongoing product development and clinical research activities at InnerCool include the following:

•

U.S. Food and Drug Administration (FDA) 510(k) clearance to market the RapidBlue™ System, an endovascular temperature modulation device. The new RapidBlue System is believed to be the most powerful easy to use endovascular-based system available. InnerCool has obtained CE mark approval and Underwriters Laboratories, Inc. (UL) certification for the new RapidBlue system. The CE mark allows InnerCool to market the Rapid Blue system in Europe and many other countries that recognize the certification.

•

InnerCool’s establishment of commercialization agreements with leading distributors of medical products for exclusive marketing, sales and distribution rights in Austria, Germany, Italy, Switzerland, Australia and New Zealand for InnerCool’s RapidBlue™ endovascular system and CoolBlue™ surface temperature modulation system. During the year, InnerCool was also awarded a new supplier contract with Novation, LLC, a leading health care contracting company.

•

InnerCool’s development of a new class of targeted organ-specific cooling applications, including UroCool™, a pelvic cooling catheter system designed to induce localized cooling during surgery for prostate cancer. Researchers at the University of California, Irvine believe that therapeutic cooling during prostate surgery (which includes both traditional open surgical approaches and newer robotic-assisted techniques) can reduce tissue damage and inflammation and thereby provide a faster return of bladder control (continence) and possibly erectile function (potency). The specialized UroCool pelvic cooling catheter is being integrated with InnerCool’s current Celsius Control® console which has been marketed and sold since 2003 and a regulatory application for FDA 510(k) clearance of the UroCool catheter was submitted in the first quarter of 2009.

•

Positive clinical findings demonstrating faster recovery of urinary continence using localized manual cooling techniques during robotic-assisted radical prostatectomy surgery will be published in the April 2009 issue of Urology and are now available online at http://www.goldjournal.net/article/S0090-4295(08)01953-5/abstract. The Hypothermic Nerve-sparing Radical Prostatectomy: Rationale, Feasibility, and Effect on Early Continence study conducted by Thomas E. Ahlering,

M.D., David S. Finley, M.D., and colleagues at the University of California, Irvine, demonstrated that cooling during robotic-assisted radical prostatectomy surgery resulted in a statistically significant improvement in early postoperative continence following surgery. The results reported on 47 patients receiving hypothermia during robotic-assisted laparoscopic prostatectomy (hRLP) who were compared with a standard robotic-assisted laparoscopic prostatectomy (RLP) cohort of 666 controls. Pelvic cooling was achieved using cold irrigation and an endorectal cooling balloon cycled with
4°C saline. Urinary continence was defined as requiring no urinary pads. The return to continence was faster for the hRLP (hypothermia) group versus the RLP (control) group: median 39 days versus 59 days, respectively (p=0.002).

•

Sponsorship of a pilot study to evaluate the use of early and rapid cooling in heart attack patients, which is being co-sponsored and conducted by the interventional cardiology center at Lund University Hospital, Sweden. The ongoing clinical study, called RAPID MI-ICE (Rapid Intravascular Cooling in Myocardial Infarction as Adjunctive to Percutaneous Coronary Intervention), is expected to enroll approximately 20 patients who present within six hours of their heart attack and require angioplasty and stent procedures in order to restore blood flow to the heart. Preclinical and preliminary clinical data suggest that rapid patient cooling using intravenous cold saline in combination with endovascular hypothermia can be initiated without causing delay of reperfusion therapy and may have the potential to enable interventional cardiologists to dramatically reduce heart tissue damage following a heart attack. The Company expects to announce results of the RAPID MI-ICE clinical study in 2009.

•

Co-sponsorship of the Intravascular Cooling in the Treatment of Stroke – Longer tPA window (ICTuS-L) study, which is a prospective, randomized, controlled, multi-center study, sponsored by the National Institute of Neurological Disorders and Stroke (NINDS). The study is evaluating the safety and feasibility of InnerCool’s endovascular temperature modulation therapy as an adjunctive treatment for acute ischemic stroke. The Company expects to announce results of this important safety study in 2009, and is working with investigators to undertake advanced multi-center clinical studies in the U.S. and internationally to evaluate further safety and preliminary efficacy of therapeutic cooling for ischemic stroke patients.

Tissue Repair Company

The Tissue Repair Company (TRC) was also acquired by Cardium in 2006. TRC’s product candidate, Excellarate™, is a DNA-based topical gel designed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. This profile would represent a dramatic change from current treatment approaches, which are often not predictably effective and which typically require multiple clinic visits, or in the case of a protein-based treatment, require daily wound cleanings and product applications over an extended period of time. The Company’s Phase 2b MATRIX clinical study was initiated in November 2007 and is principally designed to evaluate the ability of Excellarate to promote rapid closure of previously non-healing diabetic foot ulcers and to gather additional information regarding safety and clinical use. Enrollment in the MATRIX clinical study is expected to be completed and select top line data announced shortly.

Consistent with Cardium’s business strategy, the Company believes that with the Company’s completion of the Phase 2b MATRIX study, the Tissue Repair Company will have reached a key valuation inflection point within Cardium’s investment portfolio and in concert with this, Cardium plans to consider potential development and commercialization partnerships for Excellarate with large pharmaceutical companies and companies focused on wound healing. With continued clinical advancement, Excellarate offers the potential to be commercially available in late 2011 or early 2012.

Cardium also plans to explore additional clinical opportunities utilizing TRC’s Gene Activated Matrix™ (GAM) technology platform. The Company’s GAM technology has potential utility in additional indications in which protein therapeutics have had limited success, including the treatment of other dermal wounds (e.g., pressure ulcers) and with orthopedic products, including those for repair of damaged hard tissue (e.g., bone) and soft tissue (e.g., ligament, tendon and cartilage).

Biologics and Stem Cells for Cardiovascular Disease and Other Indications

Cardium has also developed additional biologics for potential application in cardiovascular disease and other areas of regenerative medicine. Generx® (alferminogene tadenovec, Ad5FGF-4) is designed to leverage the body’s natural healing processes in response to repeated ischemic stress (insufficient blood flow and myocardial oxygen supply due to coronary heart disease) – for potential use in treating ischemic conditions such as recurrent angina. Corgentin™ (Ad5IGF-1) is designed to enhance myocardial healing in and around the infarct zone when used as an adjunct to existing vascular-directed pharmacologic and interventional therapies – for potential use in treating acute ischemic injury such as that following a heart attack.

A complementary approach to the development of therapeutics for regenerative medicine involves the use of stem cells that can be incorporated into injured tissue like the heart as a means of preventing further damage and promoting healing of the affected organ. In that regard, filings by Cardium related to Ad5IGF-1 also described the potential use of stem cells, such as mesenchymal stem cells or MSCs transfected with an Ad5IGF-1 vector (such as that used in Corgentin™), for addressing coronary syndromes such as heart disease or heart attack.

With regard to stem cell approaches, recently reported studies conducted by independent researchers at the University of Cincinnati showed in a preclinical model of heart attack that MSCs that had been transfected with Ad5IGF-1 were particularly effective at promoting angiogenesis within the heart and that the zone of heart attack related tissue damage (the infarct zone) was significantly reduced, and cardiac contractile function significantly improved – further highlighting the potential value of these therapeutic approaches.

Financial Report

For the quarter ended December 31, 2008, the Company reported a net loss of $5 million, or $(0.11) per share, which included research and development costs totaling $2 million and selling, general and administrative expenses of $2.6 million. For the year ended December 31, 2008, Cardium reported net operating losses totaling $24.6 million, or a loss of $(0.55) per share compared to $25.3 million, or $(0.64) per share in 2007. Research and development costs in 2008 were $12.3 million compared to $13.1 million for fiscal year 2007, and selling, general and administrative expenses were $11.6 million in 2008 compared to $12.1 million in 2007. The decrease in research and development costs was primarily due to a reduction in the development costs for InnerCool’s RapidBlue system as it has moved from development to production, increased expenses in our efforts to advance our Excellarate product candidate in its Phase 2b clinical trial, offset by reductions in the AWARE Phase 3 clinical trial costs. Non-cash charges relating to stock-based compensation, depreciation and amortization for the year ended December 31, 2008 totaled $4.0 million compared to $3.5 million in 2007.

Total revenue for fourth quarter 2008 was $559,000 compared to $683,000 for fourth quarter 2007. Total revenue for the year ended December 31, 2008 was $2,417,000 compared to $1,587,000 for the previous year, representing a 52% year-over-year increase. The increase in 2008 product revenues was in large part a result of an increase in InnerCool sales resulting from the launch of the CoolBlue surface cooling system in late 2007 and the launch of the RapidBlue in late 2008. Cardium ended the year with cash and cash equivalents totaling $1.1 million compared to $7.7 million the previous year.

During 2008, the Company completed three follow-on registered direct investments by institutional and other accredited investors with gross proceeds totaling approximately $11.9 million, and the completion of a secured debt financing resulting in gross proceeds of approximately $6.0 million, before placement agent fees and offering expenses and excluding any future proceeds from the exercise of the warrants issued in the financings. On March 5, 2009, the Company reported closing a credit facility in the amount of $3.5 million, before placement agent fees and other expenses.

The total shares of common stock outstanding at December 31, 2008 were 46.9 million compared to 41.0 million at December 31, 2007.

Cardium also reported that the audit opinion accompanying its consolidated financial statements for the year ended December 31, 2008, which statements were included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission in March 2009, contained a going concern qualification from its independent registered public accounting firm, Marcum & Kliegman LLP. Consistent with its business strategy and as outlined in this press release, Cardium plans to raise additional funds through the strategic sale or monetization of its operating units, entering into strategic licensing agreements, and/or other financing transactions.

This announcement is made in compliance with Section 610(b) of the Company Guide of the NYSE Amex (formerly the American Stock Exchange), which requires listed companies to make a public announcement of the receipt of an audit opinion that contains a going concern qualification. This announcement does not reflect any change or amendment to the consolidated financial statements as filed. More information about the going concern qualification is contained in Cardium’s Annual Report on Form 10-K for the year ended December 31, 2008, which is available free of change on Cardium’s website at www.cardiumthx.com.

In late December 2008, Cardium received notification from the staff of its current listing exchange indicating that the Company was considered to be noncompliant with certain listing requirements of the NYSE Amex. On January 23, 2009, the Company submitted a proposed plan outlining how it could establish compliance with the requirements of section 1003(a)(iv) by March 23, 2009, and establish compliance with all sections, including section 1003(a)(i), by June 23, 2010. Cardium received notification in late February that its plan had been accepted by the exchange, but remains subject to continuing review by the exchange with respect to the carrying out of its plan and the achievement and maintenance of overall compliance.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and patient temperature modulation, including InnerCool’s new RapidBlue™ System, which recently received FDA clearance, and its CoolBlue™ System, please visit www.innercool.com.

Cardium also has two biologic candidates in clinical development. Cardium’s Tissue Repair Company subsidiary (TRC) is focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate™ is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Cardium’s Generx® product candidate (alferminogene tadenovec, Ad5FGF-4) is a DNA-based growth factor therapeutic designed for potential application by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its most recent Annual Report at http://www.cardiumthx.com/flash/pdf/CardiumAR07_Book_FINAL.pdf.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in pre-clinical studies will be reproduced in subsequent studies, that human clinical trials can be conducted and completed in an efficient and successful manner, that partnering, asset monetization or other strategic development opportunities can be successfully achieved and that such opportunities will effectively and efficiently advance commercialization of our products, that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that results or trends observed in one clinical study will be reproduced in subsequent studies, that our products or product candidates will prove to be sufficiently safe and effective, that necessary regulatory approvals will be obtained, or that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and therapeutic hypothermia devices and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™, Generx® and Corgentin™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™

are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, RapidBlue™, CoolBlue™, Accutrol®, Temperature Control Element®, TCE® and Celsius Control® consol are trademarks of InnerCool Therapies, Inc.

Selected Consolidated Operational Results

Annual Financial Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Statements of Operations Data:
Total Revenues	$559,121	$683,386	$2,417,385	$1,586,519
Cost of goods sold	(232,381)	(524,659)	(1,431,574)	(1,348,335)

Gross profit (loss)	326,740	158,727	985,811	238,184

Research and development	2,025,769	3,216,762	12,315,652	13,117,849
Selling, general and administrative	2,631,901	3,778,059	11,600,115	12,134,557
Amortization - Intangibles	197,414	197,414	789,656	789,656

Loss from operations	(4,528,344)	(7,033,508)	(23,719,612)	(25,803,878)
Interest (expense) income, net	(549,609)	20,737	(878,446)	482,108

Net loss	(5,077,953)	(7,012,771)	(24,598,058)	(25,321,770)

Net loss per common share – basic and diluted	$(0.11)	$(0.16)	$(0.55)	$(0.64)
Weighted average shares outstanding – basic and diluted	46,930,439	40,950,074	44,978,169	39,311,359

	December 31,
	2008	2007
Selected Consolidated Balance Sheet Data
Cash and cash equivalents	$1,102,894	$7,722,816
Accounts receivable, net	296,116	565,613
Inventory	2,000,385	1,037,164
Prepaid expenses and other current assets	642,246	522,067
Property and equipment, net	1,706,065	1,650,632
Patented technology and intangibles, net	3,976,674	4,766,330
Other long-term assets	572,541	661,067

Total assets	10,296,921	16,925,689

Total current liabilities	10,856,362	5,255,392
Long-term liabilities	195,315	3,241,992
Stockholder’s (deficit) equity	(754,756)	8,428,305

Total liabilities and stockholder’s (deficit) equity	10,296,921	16,925,689